AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 31st day of December, 2006, to the Custody Agreement, dated November 1, 2005, as amended (the "Custody Agreement"), is entered by and between the ThomasLloyd Funds, f/k/a the lllington Funds, a Massachusetts trust (the "Trust") and U.S. Bank, NA., a national banking association (the "Custodian").

RECITALS

WHEREAS, the Trust and the Custodian have entered into a Custody Agreement; and

WHEREAS, effective on or after December 31, 2006, the Illington Funds will be known as the ThomasLloyd Funds; and

WHEREAS, the parties desire to add a fund; and

WHEREAS, the parties desire to extend said Custody Agreement to apply to the name change and the additional fund; and

WHEREAS, Section 14.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Effective on or after December 31, 2006, all references to the Illington Funds in the Custody Agreement shall be replaced with the ThomasLloyd Funds.

Exhibit C of the Custody Agreement is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent supplemented hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THOMASLLOYD FUNDS

U.S. BANK, N.A.

By:  /s/ Salvatore M. Capizzi

By:  /s/ Michael R. McVoy

Name:  Salvatore M. Capizzi

Name:  Michael R. McVoy

Title:  President

Title:  Vice President

Exhibit C
to the Custody Agreement of ThomasLloyd Funds

Fund Names

Separate Series of ThomasLloyd Funds

Name of Series

  Date Added

ThomasLloyd OPTI-flex® Fund

11-1-05

ThomasLloyd Long-Short Equity Fund

on or about 12-31-06